UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ABIOMED, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ABIOMED, Inc.

22 Cherry Hill Drive

Danvers, Massachusetts 01923

Notice of Annual Meeting of Stockholders

To Be Held on August 14, 2013

The Annual Meeting of Stockholders of ABIOMED, Inc. will be held on August 14, 2013 at 8:00 a.m. at the offices of Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, Massachusetts, for the following purposes:

1.	To consider and vote upon the election of three Class III directors;

2.	To consider and vote upon a non-binding advisory “say on pay” proposal to approve the compensation of our named executive officers;

3.	To consider and vote upon ratification of the appointment of our independent registered public accounting firm; and

4.	To consider and act upon any other matter which may properly come before the Annual Meeting or any adjourned session thereof.

Our Board of Directors has fixed the close of business on June 28, 2013 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on June 28, 2013 will be entitled to vote at the Annual Meeting or any adjournments thereof.

By order of the Board of Directors

Peter M. Rosenblum, Secretary

Boston, Massachusetts

July 3, 2013

This proxy statement and the form of proxy are first being sent or given to stockholders on or about

July 12, 2013 pursuant to rules adopted by the Securities and Exchange Commission.

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 14, 2013:

The Proxy Statement and 2013 Annual Report to Stockholders

are available at http://www.abiomed.com/proxy.

ABIOMED, Inc.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on August 14, 2013

This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at our Annual Meeting of Stockholders to be held at the offices of Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, Massachusetts on August 14, 2013 and at any adjournment or adjournments thereof. We are a Delaware corporation and our principal executive offices are located at 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

We will bear any cost of solicitation. Some of our officers and employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy material to their principals. It is expected that this proxy statement and the accompanying proxy will be mailed to our stockholders on or about July 12, 2013.

We have fixed the close of business on June 28, 2013 as the record date for the Annual Meeting. Only stockholders of record at the close of business on June 28, 2013 will be entitled to receive notice of, and to vote at, the Annual Meeting. As of June 28, 2013, there were outstanding and entitled to vote 39,012,118 shares of our common stock, $.01 par value per share. Our by-laws require that a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum. Abstentions and broker non-votes will be counted as present or represented for purposes of determining the existence of a quorum. A “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Proposal No. 1 (election of directors) requires the affirmative vote of a plurality of the votes cast by holders of our common stock entitled to vote thereon, provided that a quorum is present. Proposal No. 2 (the advisory say on pay vote), and Proposal No. 3 (ratification of the appointment of our independent registered public accounting firm) each requires the affirmative vote of a majority of the votes cast by holders of our common stock entitled to vote thereon, provided that a quorum is present. Abstentions and broker non-votes will not be included in calculating the number of votes cast on Proposal No. 1, Proposal No. 2, or Proposal No. 3. Votes will be tabulated by American Stock Transfer & Trust Company, our transfer agent.

THE ENCLOSED PROXY, IF EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED ON THE PROXY OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE NOMINEES FOR DIRECTOR (PROPOSAL NO. 1), FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 2), AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 3). IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED BY THE HOLDERS OF THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

Our annual report to stockholders for the fiscal year ended March 31, 2013, including financial statements audited by Deloitte & Touche LLP, our independent registered public accounting firm, is being sent to each of our stockholders simultaneously with this proxy statement. The notice of annual meeting, this proxy statement, and our 2013 annual report to stockholders are also available on the Internet at http://www.abiomed.com/proxy. This web site does not use “cookies” to track or identify visitors to the web site. Directions to the annual meeting are available on the Internet at http://www.foleyhoag.com/our-firm/Offices.aspx.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors and is divided into three classes. We refer to these classes as Class I, Class II and Class III. The term of one class of directors expires each year at the annual meeting of stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. This year, the term of the Class III directors is expiring.

Our Board of Directors has nominated Michael R. Minogue, W. Gerald Austen, and Martin P. Sutter, each to serve as a Class III director for a three-year term, until the 2016 Annual Meeting of Stockholders, and until their respective successors have been duly elected and qualified.

Each of these nominees is currently serving on our Board of Directors. Mr. Minogue, Dr. Austen and Mr. Sutter were most recently elected by our stockholders as Class III directors at our Annual Meeting of Stockholders in August 2010. The term of each of Mr. Minogue, Dr. Austen and Mr. Sutter will expire at the upcoming annual meeting.

If any nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election, and our Board of Directors designates another nominee, the persons named as proxies will vote the proxy for such substitute, if any. Our Board of Directors has no reason to believe that any of the proposed nominees will be unable or unwilling to serve. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

Our Board of Directors recommends that you vote FOR the election of Mr. Michael R. Minogue, Dr. W. Gerald Austen and Mr. Martin P. Sutter.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. We refer to this non-binding advisory vote as the “say on pay” vote. Although this vote is not binding on us, we value the opinion of our stockholders and will carefully consider the outcome of the vote as we make future decisions on executive compensation.

As described under the heading “Executive Compensation,” our compensation programs are designed to attract and retain our executive officers by offering compensation that is competitive with peer organizations. Our compensation is a mixture of cash payments as well as equity incentives which align executive outcomes with shareholder objectives. We review our compensation policies annually with the help of compensation consultants to ensure that our policies meet market expectations and are fair. We encourage you to carefully review the compensation discussion and analysis in this proxy statement for a complete discussion of the factors underlying the structure of our executive compensation program.

We are asking you to indicate your support for the compensation of our named executive officers as described in this proxy statement. The vote on this proposal is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement pursuant to Item 402 of Regulation S-K (including in the compensation discussion and analysis, compensation tables and accompanying narrative disclosures).

Accordingly, we ask our stockholders to vote in favor of the following resolution at the Annual Meeting:

“RESOLVED, the stockholders of ABIOMED, Inc. approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and accompanying narrative disclosures.”

Our Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal No. 3 concerns the ratification of the appointment by our Audit Committee of Deloitte & Touche LLP to be our independent registered public accounting firm for the fiscal year ending March 31, 2014.

Under rules of the Securities and Exchange Commission, or SEC, and the Nasdaq Stock Market, the appointment of our independent registered public accounting firm is the direct responsibility of our Audit Committee. Although ratification by our stockholders of this appointment is not required by law, our Board of Directors believes that seeking stockholder ratification is a good practice, which provides stockholders an avenue to express their views on this important matter.

Our Audit Committee has reappointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2014. Our Board of Directors recommends that stockholders vote to ratify the appointment. If our stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its decision. In any case, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time during the year if it believes that such change would be in our best interest and the best interest of our stockholders. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

Our Board of Directors recommends that you vote FOR the proposal to ratify the appointment by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2014.

EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers and directors as of July 3, 2013 are as follows:

Name	Age	Position
Michael R. Minogue (1)(2)	46	Chairman, President and Chief Executive Officer
W. Gerald Austen (1)(3)	83	Director
Louis E. Lataif (4)	74	Director
Dorothy E. Puhy (4)(5)	61	Director
Martin P. Sutter (3)(5)	58	Director
Henri A. Termeer (1)(3)(4)	67	Director
Paul Thomas (5)	57	Director
Robert L. Bowen	63	Vice President, Chief Financial Officer and Treasurer
David M. Weber	51	Chief Operating Officer
William J. Bolt	61	Senior Vice President, Global Product Operations
Andrew Greenfield	40	Vice President, Healthcare Solutions
Michael G. Howley	49	Vice President and General Manager, Global Sales and Marketing

(1)	Member of the Executive Committee
(2)	Member of the Special Stock Option Committee
(3)	Member of the Compensation Committee
(4)	Member of the Audit Committee
(5)	Member of the Governance and Nominating Committee

Our Board of Directors is divided into three classes. The term of one class of directors expires each year at our annual meeting of stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. Ms. Puhy and Mr. Thomas currently serve as Class I directors; their term of office expires in 2014. Messrs. Lataif and Termeer currently serve as Class II directors; their term of office expires in 2015. Dr. Austen and Messrs. Minogue and Sutter currently serve as Class III directors; their term of office expires in 2013. Our executive officers are elected by, and serve at the discretion of, our Board of Directors. There are no family relationships among our directors and executive officers.

Mr. Michael R. Minogue has served as our Chief Executive Officer, President and a director since April 2004. In June 2005 he was appointed Chairman of our Board of Directors. Prior to joining us, Mr. Minogue had a twelve-year career at General Electric, or GE. Most recently, Mr. Minogue was Vice President and General Manager of Americas Sales and Marketing for GE Medical Systems Information Technology. From 1997 to 2004 Mr. Minogue held various positions at GE including General Manager for the Global Positron Emission Technology Business, General Manager, Americas Cardiology & IT Sales and General Manager, Global Installed Base. Prior to joining GE, Mr. Minogue served on active duty for four years as an infantry officer in the U.S. Army and received multiple awards. Mr. Minogue received his Bachelor of Science in Engineering Management from the United States Military Academy at West Point and his Master of Business Administration from the University of Chicago. Mr. Minogue currently serves on the Board of Directors of the Advanced Medical Technology Association, or AdvaMed. He was formerly our designee on the Board of Directors of World Heart Corporation, and was formerly on the Board of Directors of LifeCell Corporation, which was acquired by Kinetic Concepts, Inc. in May 2008. We believe that Mr. Minogue’s leadership position at our company, his management abilities and experience, and his extensive knowledge of our industry gained from his senior executive roles at GE qualify him to serve as a member of our Board of Directors.

Dr. W. Gerald Austen has served as a director since May 1985. Dr. Austen has served as the chair of the Massachusetts General Hospital Chief’s Counsel since 1992. From 1974 to 2011, he was the Edward D. Churchill Professor of Surgery at Harvard Medical School and at Massachusetts General Hospital. In 2011, he was named the Edward D. Churchill Distinguished Professor of Surgery at Harvard Medical School and at

Massachusetts General Hospital. From 1969 to 1997, Dr. Austen was chief of the surgical services at Massachusetts General Hospital. Dr. Austen is the former President of the American College of Surgeons, the American Association for Thoracic Surgery, the American Surgical Association and the Massachusetts and American Heart Associations. Dr. Austen is a member emeritus of the Institute of Medicine of the National Academy of Sciences, a fellow of the American Academy of Arts and Sciences, a life member emeritus of the corporation of the Massachusetts Institute of Technology and Chairman emeritus of the board of trustees of the John S. and James L. Knight Foundation. Dr. Austen received his Bachelor of Science from MIT and his Doctor of Medicine from Harvard Medical School. We believe that Dr. Austen’s long and distinguished career as a surgeon, his significant professional expertise and background in medical and technical issues and his extensive experience in our industry and with our company qualifies him to serve as a member of our Board of Directors.

Mr. Louis E. Lataif has served as a director since September 2005. From 1991 through 2010, Mr. Lataif served as Dean of the Boston University School of Management. Prior to joining Boston University in 1991, Mr. Lataif worked with Ford Motor Company for more than 27 years and retired as a corporate officer. He also served as President of Ford of Europe, with extensive global experience. He earned a Bachelor of Science from Boston University and his Master of Business Administration from Harvard University. In addition, he holds three honorary doctoral degrees. Mr. Lataif is a director of Group I Automotive, Inc. He is also a trustee of the Iacocca Foundation, a board member of Interaudi Bank and a member of the Cannon Design International Advisory Board. We believe that Mr. Lataif’s extensive experience as a corporate officer of a Fortune 500 company as well as his expertise in corporate management practices qualifies him to serve as a member of our Board of Directors.

Ms. Dorothy E. Puhy has served as a director since August 2003 and as our Lead Director since October 2005. Ms. Puhy has served as Executive Vice President and Chief Operating Officer for the Dana-Farber Cancer Institute since 2012. Ms. Puhy previously served as the Chief Financial Officer of Dana-Farber from 1994 to 2012 and as its Assistant Treasurer from 1995 to 2012. From 1985 to 1994 Ms. Puhy held various financial positions at the New England Medical Center Hospitals, Inc., including Chief Financial Officer from 1989 to 1994. Ms. Puhy is also a director of Eaton Vance Corp. Ms. Puhy received her Bachelor of Arts from the University of Pennsylvania and her Master of Business Administration from the Wharton School of Business at the University of Pennsylvania. We believe that Ms. Puhy’s extensive industry knowledge, her financial acumen, her executive level experience at a major medical research institute and her extensive industry knowledge qualify her to serve as a member of our Board of Directors.

Mr. Martin P. Sutter has served as a director since May 2008. Since 1994, Mr. Sutter has been a managing director of Essex Woodlands Health Ventures, a healthcare focused growth equity firm he co-founded. Mr. Sutter has more than 30 years of management experience in operations, marketing, finance and venture capital. Mr. Sutter currently serves on the Board of Directors of QSpex Technologies, Inc., a manufacturer of prescription spectacle lenses. Mr. Sutter holds a Bachelors of Science from Louisiana State University and a Masters of Business Administration from the University of Houston. We believe that Mr. Sutter’s in depth knowledge of the medical device industry, his skills as an investor in developing medical device companies, his extensive board experience, his work as a successful healthcare investor and his position as a representative of a large shareholder in our company qualify him to serve as a member of our Board of Directors.

Mr. Henri A. Termeer has served as a director since May 1987. Prior to Genzyme Corporation’s acquisition in April 2011 by Sanofi, Mr. Termeer had been the President, and a director of Genzyme Corporation since 1983, its Chief Executive Officer since 1985 and its Chairman since 1988. Mr. Termeer is a member of the Board of Directors of the Massachusetts Institute of Technology, Massachusetts General Hospital and Partners HealthCare. Mr. Termeer is a member of the Board of Fellows of Harvard Medical School. He is also the Chairman of the Board of Aveo Pharmaceuticals and member of the Board of Directors of Verastem, Inc. Mr. Termeer served as the Deputy Chairman of the Federal Reserve Bank of Boston from 2007 to 2009 and as its Chairman from 2010 through the end of 2011. Mr. Termeer studied economics at the Economische Hogeschool at Erasmus University in The Netherlands and received his Master of Business Administration from the Darden

School of Business at the University of Virginia. We believe that Mr. Termeer’s senior executive experience managing and developing a major public biotechnology company, his management expertise and his deep industry experience qualify him to serve as a member of our Board of Directors.

Mr. Paul Thomas has served as a director since May 2011. Mr. Thomas has been the Chief Executive Officer of Roka Bioscience, Inc. since September 2009. Previously he served as Chairman, Chief Executive Officer, and President of LifeCell Corporation from October 1998 until August 2008. Prior to joining LifeCell, Mr. Thomas held various senior positions during a 15-year tenure with the Pharmaceutical Products division of Ohmeda Inc. Mr. Thomas currently serves on the Board of Directors of Aegerion Pharmaceuticals, Inc. and was a member of the Board of Directors of Orthovita, Inc. until its sale in June 2011 to Stryker Corporation. Mr. Thomas received his Master of Business Administration from Columbia University, and completed his postgraduate studies in chemistry at the University of Georgia. He received his Bachelor of Science in Chemistry from St. Michael’s College. We believe that Mr. Thomas’ extensive leadership experience with companies in the life sciences industry qualifies him to serve as a member of our Board of Directors.

Our executive officers who are not also directors are listed below:

Mr. Robert L. Bowen joined us in December 2008 as our Vice President, Chief Financial Officer and Treasurer. From December 2005 until November 2008, Mr. Bowen was Vice President and Chief Financial Officer of GSI Group, a supplier of lasers, laser systems and precision motion technologies. GSI Group filed for chapter 11 bankruptcy protection in 2009 and emerged from bankruptcy protection in 2010. From November 2003 to December 2005, Mr. Bowen was an independent consultant and co-founder of Graystone Capital Partners LLC. From December 2000 to October 2003, Mr. Bowen was Vice President and Chief Financial Officer of Cytyc Corporation, a maker of cancer diagnostic and other medical devices, and prior to that, Chief Financial Officer for the European Region for Case Corporation. Mr. Bowen also held a variety of financial positions at General Electric over a 20 year span. Mr. Bowen has a Bachelor of Business Administration from Ohio University and a Master of Business Administration from New York University’s Stern School.

Dr. David M. Weber joined us in April 2007 as our Chief Operating Officer. Prior to joining us, Dr. Weber served as General Manager, Aviation Business at GE Security—Homeland Protection from April 2005 until April 2007 where he led GE Security’s Aviation and Transportation Business and was responsible for product development, marketing and sales. From June 2004 until April 2005, he served as General Manager, MRI Marketing at GE Healthcare where he was responsible for strategic product planning, go-to-market and product launch activities including developing product roadmaps and introducing new product technologies to the market, and from March 2001 until June 2004, he served as Manager, Global High Field MRI Business, GE Medical Systems where he was responsible for new product planning and development. Dr. Weber has a Bachelor of Science in physics from Denison University, a Bachelor of Science in Nuclear Engineering from Columbia University, a Master of Science in Medical Physics from the University of Wisconsin—Madison, and a Doctor of Philosophy in Medical Physics from the University of Wisconsin—Madison.

Mr. William J. Bolt joined us in June 1982 and serves as our Senior Vice President, Global Product Operations. He is currently responsible for all product development, management, engineering, regulatory and quality functions. From 2006 to 2009 he was responsible, at different times, for quality regulatory and engineering functions. From 2003 to 2006 he was responsible for our quality and service functions. He was responsible for all product development and the AbioCor program from 2000-2003, and for BVS and AB5000 development from 1999-2003. From 1994 to 1999, he was President of our former dental subsidiary, ABIODENT. From 1982 to 1994, he served in various roles, from Vice President of Engineering to Vice President of Operations. Mr. Bolt received both his Bachelor of Science in Electrical Engineering and Master of Business Administration from Northeastern University.

Mr. Andrew Greenfield joined us in January 2005 as our Vice President of Healthcare Solutions. Prior to joining us, Mr. Greenfield held multiple positions at GE Healthcare since October 1999, including consulting with large U.S. health systems in the Enterprise Client Group from November 2003 to January 2005, Six Sigma

Master Black Belt from January 2002 to November 2003, and Finance Manager from October 1999 to January 2002. Prior to GE Healthcare, he held multiple positions in marketing and sales management at the Boeing Company, including Project Manager and European Country Manager. He received his Bachelor of Science in Finance from the University of Illinois and his Master of Business Administration from St. Louis University.

Mr. Michael G. Howley joined us in March 2009 as our Vice President and General Manager of Global Sales and Marketing. Prior to joining us, Mr. Howley spent 20 years at GE Healthcare. From February 2006 to February 2009, he was General Manager at GE Healthcare, overseeing the Americas X-ray and Interventional Radiology division. From April 2004 to February 2006, Mr. Howley held the General Manager position for the Clinical Information Systems at GE. From October 2002 to April 2004, he was the Americas Sales Manager of Functional and Molecular Imaging. Prior to this role, Mr. Howley held several other national and regional sales positions at GE, beginning his tenure with the company in 1989. Mr. Howley has a Bachelor of Science in Business Administration and Marketing from Auburn University.

CORPORATE GOVERNANCE

Board Leadership

Chief Executive Officer and Chairman. Our Board does not have a formal policy regarding whether the same person should serve as both the Chief Executive Officer and Chairman of the Board and believes that it should retain the flexibility to make this determination in the manner it believes will provide the most appropriate leadership for our company from time to time. The Chairman of the Board is elected annually by our Directors. Currently, our Chief Executive Officer, Mr. Minogue, serves as Chairman of our Board of Directors.

Lead Director. In October 2005, our Board of Directors designated Dorothy Puhy as its first Lead Director. The position of Lead Director is to be held by one of our independent directors and carries with it responsibilities beyond those of the other directors, including but not limited to: organizing and chairing a session with our independent directors to occur once each board meeting; working with the Compensation Committee to set performance goals for our Chief Executive Officer and to evaluate the Chief Executive Officer’s performance for the prior year; working with the Chairman to formulate the agenda for board meetings; acting as a liaison between the Chairman and the Board of Directors; and leading with the Chief Executive Officer an annual discussion of succession planning.

Director Independence

Our Board of Directors has determined that, with the exception of Mr. Minogue who is our employee, all of the members of our Board of Directors are “independent directors” under the applicable rules of the Nasdaq Stock Market. Our Board of Directors has also determined that each member of our Audit Committee, Compensation Committee and Governance and Nominating Committee is an “independent director” under the rules of the Nasdaq Stock Market applicable to such committees.

Attendance at Annual Meeting of Stockholders

It is our policy that, to the extent reasonably practicable, directors should attend our Annual Meeting of Stockholders. All of our directors who were serving on our Board at the time of our 2012 Annual Meeting of Stockholders attended the meeting.

Board Role in Risk Oversight

Our Board of Directors, as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees that report on their deliberations to the Board. The oversight responsibility of the Board and its committees is enabled by management reporting to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. We believe that our Board’s ability to discharge its risk oversight is enhanced by the service of our Chief Executive Officer as Chairman of the Board and by our institution of the role of Lead Director.

The Board and its committees oversee risks associated with their respective principal areas of focus, as summarized below.

Board/Committee	Primary Areas of Risk Oversight

Full Board	Strategic, financial and execution risks and exposures associated with the annual operating plan, budget and longer term strategic plan; litigation and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; senior management succession planning.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, audit oversight, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Governance and Nominating Committee	Risks and exposures relating to our corporate governance; director succession planning.

Compensation Committee	Risks and exposures associated with executive compensation programs and arrangements, including incentive plans.

Meetings of the Board of Directors

Board Meetings. Our Board of Directors held 12 meetings during the fiscal year ended March 31, 2013 and acted by written consent one time. Each of our directors attended at least 75% of the aggregate number of meetings of the Board and Committees of which he or she was a member held during the fiscal year ended March 31, 2013.

Meetings of Independent Directors. Our independent directors are expected to meet without management present at least twice per year.

Executive Committee Meetings. Our Board of Directors has an Executive Committee, which is currently composed of W. Gerald Austen, Michael R. Minogue and Henri A. Termeer. The Executive Committee has, and may exercise, all the powers and authority of the Board of Directors, except those which by law may not be delegated to it by the Board. The Executive Committee did not act during the fiscal year ended March 31, 2013.

Audit Committee Meetings. Our Board of Directors has an Audit Committee, which is currently composed of Louis E. Lataif, Dorothy E. Puhy (Chair) and Henri A. Termeer. Our Board of Directors has determined that all members of the Audit Committee are financially sophisticated within the meaning of the Nasdaq listing standards and our Board has also determined that Ms. Puhy, who serves as Chair of the Committee, qualifies as an “Audit Committee financial expert” within the meaning of the applicable SEC rules and regulations. The responsibilities of our Audit Committee are detailed in our audit committee charter, a copy of which is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In addition, the Audit Committee’s responsibilities include reviewing the adequacy and effectiveness of accounting and financial controls, reviewing our financial reporting practices, meeting with our independent accountants to review the results of the annual audit and quarterly reviews and reviewing the implementation by management of recommendations made by the independent accountants. During the fiscal year ended March 31, 2013, the Audit Committee held eight meetings and did not act by written consent.

Compensation Committee Meetings. Our Compensation Committee is currently composed of W. Gerald Austen, Martin P. Sutter (Chair) and Henri A. Termeer. Our Lead Director, Dorothy E. Puhy, participates in meetings of the Compensation Committee as described above under “Lead Director”. The responsibilities of the Compensation Committee are detailed in our compensation committee charter, a copy of which is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com. The Compensation Committee is responsible for establishing the compensation and bonuses of executive officers, determining the persons to whom equity awards, including both incentive stock options and non-qualified stock options, restricted stock and restricted stock units will be granted, other than to the extent that the grant of options has been delegated by the committee to the Special Stock Option Committee, and adopting rules and making other determinations with respect to the administration of our equity incentive plans, employee stock purchase plan and 401(k) plan. During the fiscal year ended March 31, 2013, the Compensation Committee held three meetings and acted by written consent two times.

Governance and Nominating Committee Meetings. Our Governance and Nominating Committee is currently composed of Dorothy E. Puhy, Martin P. Sutter and Paul Thomas (Chair). The responsibilities of the Governance and Nominating Committee are detailed in our governance and nominating committee charter, a copy of which is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com. The Governance and Nominating Committee is responsible for leading the search for individuals qualified to become members of our Board of Directors, including the review of candidates recommended by our stockholders. Our stockholders may propose nominees for consideration by the Governance and Nominating Committee by submitting names and supporting information in writing to: Corporate Secretary, ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923. Supporting information should include all information relating to such person that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934. Nominations must be received not less than 45 days nor more than 60 days prior to any meeting of our stockholders called for the election of directors. Candidates who are recommended by our stockholders will be considered on the same basis as candidates from other sources. For all potential candidates, the Governance and Nominating Committee will consider all factors it deems relevant, including at a minimum those listed under “Director Qualification Standards” below. During the fiscal year ended March 31, 2013, the Governance and Nominating Committee held three meetings and did not act by written consent.

Director Qualification Standards

Candidates for membership to our Board of Directors should be individuals who possess the highest personal and professional ethics and integrity and have demonstrated professional achievement and leadership capabilities. The Governance and Nominating Committee seeks candidates with a broad diversity of knowledge, experience and demonstrated expertise in an area or areas of importance to our company, such as management, finance, marketing, technology, medicine, human resources, public policy and law. The Committee also considers traditional diversity factors such as race or gender but has no formal policy, guidelines or procedures with respect to consideration of diversity in the nominating process. All candidates must evidence a commitment to devote the substantial time and energy required of productive board members.

Code of Conduct

All of our directors, officers and employees must act ethically, legally and with integrity at all times and are required to comply with our Code of Conduct, which is titled “Guidelines of Company Principles and Practices,” as well as our other policies and standards of conduct. Our Code of Conduct, in addition to our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions, may be obtained, without charge, by written request to our Compliance Officer at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

Communications with Directors

Stockholders and other interested persons may send communications to the directors. Written correspondence should be addressed to the director or directors in care of the Compliance Officer at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923. Stockholders and other interested persons may also send email to the directors at directors@abiomed.com. All communications will be received and reviewed by our Compliance Officer. Complaints or concerns relating to our financial reporting, accounting, internal accounting controls or auditing will be referred to the chair of our Audit Committee. Other communications may be referred to the directors as a group, or to an individual director, as appropriate.

Compensation of Directors

For fiscal 2013, each of our non-employee directors received an annual retainer of $36,000 or an equivalent value of our common stock, determined as of the date of grant, at the individual’s option. Beginning with fiscal 2014, this amount has been increased to $45,000 per year. Our Lead Director receives an additional $25,000 annually. The Chairs of our Audit Committee and Compensation Committee received an additional $17,500 and $10,000, respectively, for fiscal 2013, which, for each fiscal year beginning with fiscal 2014, has been increased to $20,000 and $15,000, respectively. The Chair of our Nominating and Governance Committee received an additional $7,000 for fiscal 2013. In addition, for fiscal 2013, the members of our Compensation Committee and our Nominating and Governance Committee each received an additional $5,000 and the members of our Audit Committee each received an additional $7,500. Beginning with fiscal 2014, the annual amounts payable to the members of our Compensation Committee and our Audit Committee were increased to $7,500 and $10,000, respectively. If our Board of Directors or any of its Committees has an unusually large number of meetings in any one year, our Board of Directors has the authority to pay each Director an additional $1,200 for attendance at meetings of our Board of Directors and $1,000 for attendance at meetings of Committees of our Board. Similarly, our Board of Directors has the authority to pay $1,000 to the Chair of our Audit Committee for attendance at meetings of our Audit Committee, $1,300 to the Chair of our Nominating and Governance Committee for attendance at meetings of our Nominating and Governance Committee and $1,300 to the Chair of our Compensation Committee for attendance at meetings of our Compensation Committee. We made no such payments in 2013.

The annual equity compensation awarded to each non-employee director who continues to serve as a director after our annual meeting or special meeting in lieu thereof will be a performance share award in the form of restricted stock units covering 7,740 shares of our common stock, which will vest annually over three years beginning on the date of the next annual meeting. We have also established guidelines that require each director to beneficially own shares of our common stock with the equivalent value, as of the acquisition date, of at least three times the annual cash retainer for a Director, which is currently $45,000. Each director is expected to achieve such stock ownership requirements within five years of the adoption of the guidelines, which were issued in 2011.

We are able to award non-qualified stock options to our non-employee directors under our 2008 Stock Incentive Plan. The currently eligible non-employee directors are Dr. Austen, Ms. Puhy, and Messrs. Lataif, Sutter, Termeer and Thomas. It is also currently our policy to grant a stock option to purchase 25,000 shares of our common stock upon the appointment of new non-employee directors, with an exercise price equal to the fair market value of our common stock on the date of grant, and vesting annually over five years.

Our directors are also eligible for additional compensation in the event that they perform additional services for us in excess of the normal time commitments we expect of our directors. In fiscal 2013, we paid no such additional compensation.

The following table provides information regarding the compensation earned by our non-employee directors with respect to fiscal 2013. The compensation of Michael R. Minogue, our Chairman, is reported below under the heading “Executive Compensation.”

Compensation of Non-Employee Directors

for Fiscal 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
W. Gerald Austen(2)	$41,000	$—	$41,000
Louis E. Lataif	43,500	115,193	158,693
Dorothy E. Puhy	83,500	115,193	198,693
Martin P. Sutter(3)	51,000	115,193	166,193
Henri A. Termeer	48,500	115,193	166,693
Paul Thomas	43,000	115,193	158,193

(1)	Amounts shown represent the aggregate grant date fair value of restricted stock units granted on August 8, 2012 to each eligible non-employee director under our 2008 Stock Incentive Plan, computed in accordance with FASB ASC Topic 718. As required by applicable SEC rules, awards are reported in the year of grant.
(2)	W. Gerald Austen did not receive any compensation in the form of stock awards because under the terms of the conflict of interest policy of his employer, Massachusetts General Hospital, senior officials of the hospital are not presently allowed to receive stock or options from any company in the medical industry on which they serve on the board of directors.
(3)	Martin P. Sutter elected to receive all fees payable to him for his service as a director in fiscal 2013 in shares of our common stock. As a result, we issued to him 558 shares of our common stock on June 29, 2012, 608 shares of our common stock on September 28, 2012, 949 shares of our common stock on January 2, 2013 and 683 shares of our common stock on March 29, 2013. All shares of common stock granted to Mr. Sutter in fiscal 2013 were based on the closing price at the date of issue.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Martin P. Sutter (Chair), W. Gerald Austen and Henri A. Termeer. No member of our Compensation Committee is a former or current officer or employee of the Company. Mr. Minogue, while not a member of the Compensation Committee, makes recommendations to the Compensation Committee regarding the compensation of executive officers other than himself, including the awards of stock options, restricted stock and restricted stock units, and often participates in the Committee’s deliberations but does not vote on such matters. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

Certain Relationships and Related-Person Transactions

There were no related-person transactions in fiscal 2013. Under its charter, the Audit Committee of our Board of Directors is responsible for reviewing any proposed related-party transaction, as defined under the rules of the Nasdaq Stock Market, and, if appropriate, approving such transaction. In addition, our conflict of interest policy provides that specified conflict of interest transactions are either prohibited or require the prior approval of our President. Examples of these conflict of interest transactions include serving as a director, officer or employee of or consultant to any competitor or any entity that does business with us or having a substantial direct or indirect interest in any entity that does business with us. Other than the foregoing, we have no established policies or procedures, written or otherwise, for the review, approval or ratification of transactions with related persons.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of our compensation programs as they relate to our executive officers who are listed in the following compensation tables, who are sometimes referred to as the “named executive officers”. This compensation discussion and analysis focuses on the information contained in the following tables and related footnotes, but also describes other arrangements and actions taken since March 31, 2013 to the extent such discussion enhances the understanding of our executive compensation for fiscal 2013.

Overview

The Compensation Committee oversees and administers our executive compensation program. The primary objectives of the compensation programs are:

•	to attract, retain and motivate key executives and to reward executives for achieving our objectives, and

•	to reward superior financial, strategic and operational performance that is achieved in a manner consistent with our team-oriented values.

Our executive officers are assessed and ranked on the basis of demonstrated results relative to pre-established goals, as well as subjective leadership qualities. The ranking that an executive officer receives each year generally has a direct and material impact on the cash bonus, option and equity grants that such executive officer receives as well as his annual increase in base salary. The compensation of executive officers in fiscal 2013 consisted of base salary, cash bonus, the grant of equity incentives and participation in benefit plans generally available to all employees. The largest component of our annual compensation program is base salary, followed by cash bonuses. Equity incentives offer the opportunity to be a more substantial component of compensation provided that the management team is successful in achieving the corporate goals and the price of our stock appreciates. As of March 31, 2013, equity incentives have been awarded to our executives in the form of grants of stock options, restricted stock awards and performance share awards in the form of restricted stock units.

Compensation Consultants and Peer Groups

To assist us in making our compensation determinations in fiscal 2013, including our salary determinations and our decisions about equity incentive compensation, we were advised by the compensation consultant Radford, part of Aon Corporation.

We look at peer group data provided to us by our compensation consultant for comparative purposes. The peer group data we looked at when determining fiscal 2013 salary and bonus consisted of the following 20 companies: Accuray Incorporated, AngioDynamics, Inc., Atrion Corporation, Cantel Medical Corp., Conceptus, Inc., Cyberonics, Inc., DexCom, Inc., Endologix, Inc., HeartWare International, Inc., ICU Medical Inc., Insulet Corporation, MAKO Surgical Corp., Merit Medical Systems, Inc., Natus Medical Inc., NxStage Medical, Inc., The Spectranetics Corporation, Thoratec Corporation and Volcano Corporation. These companies were chosen based on having either a similar employee size or revenue and also having either a similar gross margin or market value. We also looked at competitive market data from a number of survey sources.

We generally strive to be at the 50th percentile for base salary among our peer group and to provide a 75th percentile opportunity, based on performance, with respect to cash bonus and equity awards. However, we also take into account the relatively higher cost-of-living in the greater Boston area where our corporate headquarters is located.

Compensation Program Elements

Base Salary

We pay each of our named executive officers a base salary to provide a baseline level of compensation that is both competitive with the external market and commensurate with each employee’s past performance, experience, responsibilities and skills. We generally target base salaries for our named executive officers around the median of our external market peers and then make adjustments based on the factors described above, as well as the relatively higher cost-of-living in the greater Boston area where we are located. The Chief Executive Officer recommended and the Compensation Committee approved base salary increases for fiscal 2013 for all of our named executive officers in the range of 2% to 15%, based on performance and the prior year’s salary. For fiscal 2014, our Compensation Committee recently decided to increase the base salary of all of our named executive officers, in the range of 2% to 8%.

Cash Bonus

We maintain an annual cash bonus program, the purpose of which is to motivate and reward the attainment of our annual financial, strategic and operational goals.

The Compensation Committee establishes and approves all Company focused goals based on recommendations made by management. Individual performance goals for named executive officers are recommended by Mr. Minogue and approved by the Compensation Committee, while those for Mr. Minogue are approved by the Compensation Committee and the Lead Director.

Actual incentive awards can range from zero to more than target levels, depending on the degree to which the Company and the individual attain the pre-established goals for the particular year. Based on Company and individual performance toward specified goals, an individual leadership assessment and an executive’s base salary relative to market, total cash compensation may be above or below market median.

For all named executive officers, annual incentive opportunities for fiscal 2013 were targeted at a level that represents a meaningful portion of our executive’s current base salary. For fiscal 2013, target bonus opportunities for our named executive officers other than Mr. Minogue ranged from 50% to 65% of base salary. Mr. Minogue’s fiscal 2013 target bonus opportunity was equal to 120% of his base salary, which the Compensation Committee believes is a standard level in the industry. For fiscal 2013, the Compensation Committee (and, in the case of Mr. Minogue, the Compensation Committee and the Lead Director) selected goals that were intended to strike a balance among fiscal, strategic and operational performance. The Compensation Committee believes that the selected goals were challenging for the management team and the Company to achieve. The Compensation Committee believes that the challenging nature and the balance of performance goals most effectively align management incentives with enhancement of long-term stockholder value.

We use a series of objective and subjective performance goals in order to determine the relative performance of each executive officer during the year. The relative weight of each goal is determined at the end of each year and each officer is judged on a scale of 1 through 4 for each goal. For 2013, a rating of 4, 3, or 2 resulted in a recommendation of 120%, 100% or 90%, respectively of bonus target. These recommendations, however, are not formulaically determined at the beginning of the year. The rating system is a method for determining fiscal year performance against set goals, but the bonus payments are still discretionary. Bonuses for named executive officers other than the Chief Executive Officer are recommended by Mr. Minogue, but the Committee has the discretion to alter actual bonus awards from the Chief Executive Officer’s recommendation, either up or down. In addition, the Committee has complete discretion in determining Mr. Minogue’s annual bonus.

For each named executive officer, 70% of the officer’s fiscal 2013 target bonus opportunity was based on progress toward achievement of both objective and subjective corporate goals. These performance goals varied by individual based on their respective areas of responsibility and were weighted according to the importance of the goal to our overall strategic objectives for the fiscal year. The revenue targets used in the rating system for all named executive officers for fiscal 2013 ranged from a rating of 1 for revenue below $155 million, a rating of 2 for revenue of $155 million to $156 million, a rating of 3 for revenue of $156 million to $158 million and a rating of 4 for revenue above $158 million. These goals are generally set so that the expected outcome would be a 2 or 3 rating, with outcomes of a 4 rating being very difficult to achieve. The remaining 30% of each officer’s 2013 target bonus opportunity was based on a subjective assessment of the officer’s overall leadership performance.

For fiscal 2013, the Compensation Committee endorsed and did not alter, the bonus amounts proposed by the Chief Executive Officer for the other named executive officers. Actual bonus awards made to our named executive officers other than Mr. Minogue for fiscal 2013 ranged from approximately 100% to 120% of the officer’s target bonus, with an average award equal to approximately 108% of the target bonus. Mr. Minogue was awarded 120% of his target bonus. These variations from target were reflections of each individual’s degree of success in meeting his performance goals as well as his contribution to our meeting our objectives for the year.

Equity Incentives

Equity incentives are available to the majority of employees to foster a culture of ownership, align compensation with stockholder interests and promote long-term retention and affiliation with the organization. Each year, the Compensation Committee determines the types and sizes of awards to be used for delivering such incentives. In doing so, the Compensation Committee considers the ability of each type and size of award to achieve key compensation objectives (such as employee retention, motivation and attraction), the needs of the business, competitive market practices, dilution and expense constraints, as well as tax and accounting implications.

In determining the level of stock option and equity awards to grant for fiscal 2013, the Compensation Committee followed a process similar to that employed for prior fiscal years. The Compensation Committee approved stock option and equity awards based on individual performance ranking in an effort to ensure that top performing employees receive larger awards than those with average performance. The Compensation Committee believes that the use of a strong performance management system combined with the retention attributes of stock options and restricted stock units allows us to effectively retain those employees who have the potential to make the greatest contributions to our long-term success.

For fiscal 2013, the Compensation Committee approved performance share awards in the form of time based restricted stock unit awards and performance and time based restricted stock unit awards for our executive officers. The time vesting restricted stock unit awards granted to our executive officers vest in three equal installments annually over three years. The performance and time based restricted stock unit awards contained a double trigger vesting provision based on the achievement of fiscal 2013 revenues from the sales of products and services which occurred during the ordinary course of business of between $155 million and $158 million. None of the shares vested if the revenue was less than $155 million, and a ratable amount between 33% and 100% vested at revenues between $155 million and $158 million. Once the performance milestone is met to determine the number of shares covered by the award, half of the shares vest on the second anniversary of the date of grant and the remaining shares vest on the third anniversary of the date of grant. During fiscal 2013, our revenues earned from the sales of products and services which occurred during the ordinary course of business was greater than $158 million, resulting in the maximum number of shares of restricted stock remaining eligible for vesting. As a result, one half of the performance and time based restricted stock unit awards will vest on May 22, 2014 and the remainder will vest on May 22, 2015.

The Compensation Committee adopted a program containing time vesting restricted stock units and performance and time based restricted stock units because it believes that compensation which vests over time and based on certain performance metrics provide strong retention value by encouraging our executives to act in a manner consistent with our long-term interests and those of our stockholders. Time based restricted stock unit awards are not qualified as performance-based pay under Section 162(m) of the Internal Revenue Code; accordingly, compensation expense associated with restricted stock unit awards will be subject to the $1 million limitation on deductibility for tax purposes for the compensation of certain executive officers.

The Compensation Committee recently made our annual equity grants for fiscal 2014. The grants made for fiscal 2014 were in the form of time vesting restricted stock unit awards, performance and time based restricted stock unit awards and time vesting stock options. The time vesting restricted stock unit awards granted to our executive officers vest in three equal installments annually over three years. The performance and time based restricted stock unit awards have double trigger vesting pursuant to which 2014 revenue performance will determine whether 0%, or a ratable amount from 33% to 100% of the underlying restricted stock units are eligible for vesting, at which point half the units eligible for vesting will vest on the second anniversary of the date of grant and the other half of the units eligible for vesting will vest on the third anniversary of the date of grant. The time vesting stock option grants will vest over four years at a rate of 25% annually on each anniversary of the date of grant.

Since 1998, we have made our annual merit equity grants in conjunction with our annual performance appraisal process, which takes place after the close of our fiscal year. Establishing a consistent annual grant pattern has allowed us to develop a schedule of events for setting our annual grant date and price. These events include incorporating the results of our internal performance reviews and rankings. The date of each annual merit grant is the date upon which the Compensation Committee approves the individual grants. It has been our practice to hold this Compensation Committee meeting after the announcement of year-end results. Consistent with our historical stock option grant practice, the exercise price of stock options granted as part of the annual merit grant is the closing price of our common stock on the date of grant. Stock options granted to new hires are ordinarily granted and priced on the date of hire.

Other Compensation

The amounts shown in the Summary Compensation Table under the heading “All Other Compensation” represent the value of certain other compensation received, which are described in detail in the accompanying footnotes. Our Chief Executive Officer and our executive officers received the following benefits in fiscal 2013: matching contributions to our 401(k) plan, which are available to substantially all of our employees, life insurance premiums and long-term disability insurance premiums. We believe that such perquisites represent standard parts of executive compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis set forth above. Based on its review and discussion, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended March 31, 2013.

Compensation Committee

Martin P. Sutter (Chair)

W. Gerald Austen

Henri A. Termeer

Summary Compensation

The following table provides a summary of all compensation earned with respect to fiscal 2013 by Michael R. Minogue, our President, Chief Executive Officer and Chairman of our Board, Robert L. Bowen, our Vice President, Chief Financial Officer and Treasurer and our three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of our most recently completed fiscal year.

Summary Compensation Table

Name and Principal Position	Fiscal Year Ended	Salary($)	Stock Award(s) ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total Salary and Incentive Compensation ($)
Michael R. Minogue	2013	$495,907	$1,525,920	$1,013,490	$730,080	$5,377	$3,770,774
Chairman of the Board, President and Chief Executive Officer	2012	434,864	3,119,320	—	634,761	4,552	4,193,467
	2011	405,153	531,590	497,112	486,183	4,157	1,924,195

Robert L. Bowen	2013	309,752	314,160	202,698	155,384	7,374	989,367
Vice President, Chief Financial Officer and Treasurer	2012	303,195	454,560	—	137,103	7,241	902,099
	2011	295,800	320,960	142,032	147,900	7,250	913,942

David M. Weber	2013	330,859	448,800	253,373	217,000	4,644	1,095,263
Chief Operating Officer	2012	315,104	568,200	—	190,575	4,488	1,078,367
	2011	302,500	421,260	236,720	182,013	3,927	1,147,420

William J. Bolt	2013	274,227	364,650	202,698	152,710	6,654	1,000,940
Senior Vice President, Global Product Operations	2012	255,840	435,620	—	141,398	5,328	838,186
	2011	249,600	320,960	142,032	150,000	4,892	867,484

Michael G. Howley	2013	275,783	398,310	253,373	200,454	2,238	1,130,157
Vice President and General Manager, Global Sales and Marketing	2012	261,375	511,380	—	189,108	2,001	963,864
	2011	255,000	250,750	142,032	160,650	1,943	810,375

(1)	Amounts shown represent the aggregate grant date fair value of awards of restricted stock or restricted stock units made to the named executive officer in the year indicated, computed in accordance with FASB ASC Topic 718. As required by applicable SEC rules, awards are reported in the year of grant.
(2)	Amounts shown represent the aggregate grant date fair value of option awards made to the named executive officer in the year indicated, computed in accordance with FASB ASC Topic 718. As required by applicable SEC rules, awards are reported in the year of grant.
(3)	Reflects amounts that were earned under our management bonus plan for fiscal 2011, fiscal 2012 and fiscal 2013 performance and that were determined and paid during the first quarter of each following fiscal year.
(4)	Reflects: (a) $1,500 matching contribution for Messrs. Minogue, Bowen, Weber and Bolt to the ABIOMED Retirement Savings Plan for each fiscal year; (b) the following long-term disability (LTD.) and life insurance (G.T.L) premiums for fiscal 2013: Mr. Minogue LTD. $2,182 and G.T.L $1,695; Mr. Bowen LTD. $1,363 and G.T.L. $4,511; Mr. Weber LTD. $1,456 and G.T.L. $1,688; Mr. Howley LTD. $1,213 and G.T.L. $1,025; and Mr. Bolt LTD. $1,207 and G.T.L. $3,947.

Plan-Based Awards

The following table provides information regarding grants of plan-based awards to the named executive officers during fiscal 2013.

Grants of Plan-Based Awards

for Fiscal 2013

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold ($)(2)	Target ($)(2)	Minimum ($)(2)
Michael R. Minogue	5/22/2012	—	$608,312	—	68,000	100,000	$22.44	$2,539,410
Robert L. Bowen	5/22/2012	—	155,384	—	14,000	20,000	22.44	516,858
Dave M. Weber	5/22/2012	—	216,779	—	20,000	25,000	22.44	702,173
William J. Bolt	5/22/2012	—	152,710	—	16,250	20,000	22.44	567,348
Michael G. Howley	5/22/2012	—	167,045	—	17,750	25,000	22.44	651,683

(1)	Reflects the dates on which the grants of stock options or restricted stock were approved by the Compensation Committee. No executive officer paid any amount to us in consideration for the grant of any stock options or restricted stock.
(2)	Amounts reported in these columns represent potential payouts set at the beginning of the fiscal year. The amounts actually paid with respect to fiscal 2013 are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” There are no established thresholds or maximums in the plan.
(3)	Represent shares of our common stock subject to restricted stock awards granted under our 2008 Stock Incentive Plan. These shares vest based on performance milestones.
(4)	Amounts shown do not reflect compensation actually received by the executive officer. Instead, the amounts shown reflect the grant date fair values of the awards computed in accordance with FASB ASC Topic 718. Generally, the grant date fair value is the full amount that we would expense in our financial statements over the vesting schedule of the award. For stock options, fair value is calculated using the Black-Scholes value on the grant date. In calculating these values, we used the assumptions described in Note 9 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC for the year ended March 31, 2013. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The actual amount of compensation that may be earned by the executive officer will depend on the extent to which the awards vest and the price of our common stock at the time of exercise or vesting.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by the named executive officers on March 31, 2013.

Outstanding Equity Awards

on March 31, 2013

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)
Michael R. Minogue	246,383	—	$13.57	6/1/2016	253,334	4,729,746
	85,000	—	11.27	5/30/2017
	6,750	—	18.63	8/13/2018
	43,333	—	13.80	5/23/2018
	203,300	37,000	5.86	5/28/2019
	52,500	52,500	10.03	6/3/2020
	—	100,000	22.44	5/22/2022

Robert L. Bowen	100,000	—	15.92	12/22/2019	45,334	846,386
	75,000	—	5.86	5/28/2019
	15,000	—	10.03	6/3/2020
	—	20,000	22.44	5/22/2022

David M. Weber	130,000	—	13.88	4/23/2017	60,001	1,120,219
	12,000	—	13.80	5/23/2018
	99,750	—	5.86	5/28/2019
	25,000	25,000	10.03	6/3/2020
	—	25,000	22.44	5/22/2022

William J. Bolt	18,000	—	12.30	7/1/2014	46,917	875,940
	30,000	—	9.36	6/8/2015
	20,000	—	13.57	6/1/2016
	8,000	—	11.27	5/30/2017
	9,666	—	13.80	5/23/2018
	37,500	12,500	5.86	5/28/2019
	15,000	15,000	10.03	6/3/2020
	—	20,000	22.44	5/22/2022

Michael G. Howley	60,000	20,000	5.23	3/4/2019	49,751	928,851
	33,750	6,250	5.86	5/28/2019
	15,000	15,000	10.03	6/3/2020
	—	25,000	22.44	5/22/2022

(1)	These options vest either 25% annually for four years on the anniversary of the date of grant or based on performance milestones.
(2)	The market value of unvested shares of restricted stock is based on $18.67, the closing market price of our common stock on March 28, 2013, the last trading date of fiscal 2013.

Option Exercises and Vesting of Stock

The following table provides information regarding the exercise of stock options by our named executive officers and the vesting of stock awards during fiscal 2013.

Option Exercises and Stock Vested during Fiscal 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael R. Minogue	38,200	$964,656	38,834	$787,574
Robert L. Bowen	30,000	714,680	14,000	271,039
David M. Weber	22,000	539,000	21,250	419,505
William J. Bolt	—	—	16,667	330,173
Michael G. Howley	10,000	247,500	11,666	226,903

(1)	The value realized on exercise of option awards is based on the closing market price of our common stock on the date of exercise of the option award.
(2)	The value realized on vesting of stock awards is based on the closing market price of our common stock on the date of vesting of the stock award.

Equity Compensation Plans

The following table provides information as of March 31, 2013 regarding securities authorized for issuance under our equity compensation plans, including individual compensation arrangements. Our equity compensation plans include our 2008 Stock Incentive Plan and our 1988 Employee Stock Purchase Plan. All of these equity compensation plans have been approved by our stockholders except for the inducement option.

Equity Compensation Plan Information

as of March 31, 2013

Plan Category	Number of shares to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options($)	Number of shares remaining for future issuance under equity compensation plans(1)
Equity compensation plans approved by stockholders:
Stock Incentive Plans	4,227,905	$11.49	2,405,300
Employee Stock Purchase Plan	—	—	337,081
Equity compensation plans not approved by stockholders:	—	—	—

Total	4,227,905		2,742,381

(1)	Includes only our 2008 Stock Incentive Plan. Our 1989 Non-Qualified Stock Option Plan for Non-Employee Directors, our 1998 Equity Incentive Plan, and our 2000 Stock Incentive Plan are not available for future grants.

Arrangements with Named Executive Officers

Employment Agreements. On April 5, 2004 we entered into an employment agreement with Michael R. Minogue in connection with his employment as our President and Chief Executive Officer. In the employment agreement, we agreed to employ Mr. Minogue as our President and Chief Executive Officer, reporting to our Board of Directors. The agreement initially provided for an annual salary of $325,000 for the fiscal year ended March 31, 2005, and a target bonus for such fiscal year of up to $325,000. Mr. Minogue’s employment agreement also provides that our Compensation Committee will review Mr. Minogue’s salary and target bonus on an annual basis. In addition, pursuant to the employment agreement, Mr. Minogue was granted options to purchase 400,000 shares of our common stock on his date of hire. The agreement also provides for, among other things, certain vacation, life insurance and other benefits to Mr. Minogue. The employment agreement has an indefinite term, and is terminable by either party by notice to the other. On May 14, 2013, Mr. Minogue’s salary was increased to $522,210 and his target bonus was set at 120% of his base salary. All salary is payable in semi-monthly installments in accordance with our practice.

On December 15, 2008, Robert L. Bowen accepted our offer letter to become our Chief Financial Officer. The offer letter provided that Mr. Bowen would receive an annual salary of $290,000 and sets his target annual bonus at $150,000 for outstanding performance. This target bonus was pro-rated for the remainder of fiscal 2009. As provided in the offer letter, our Compensation Committee has also granted Mr. Bowen a stock option to purchase 100,000 shares of our common stock on his date of hire. The stock option vests 25% annually over four years and has an exercise price equal to the closing price of our common stock on December 22, 2008. On May 14, 2013, Mr. Bowen’s salary was increased to $316,982 and his target bonus was set at 60% of his base salary.

On April 10, 2007, Dr. David M. Weber accepted our offer letter to become our Chief Operating Officer. The offer letter provided that Dr. Weber would receive a starting salary of $250,000 per year and a signing bonus of $12,000. The offer letter provided for the grant to Dr. Weber of a stock option to purchase 130,000 shares of our common stock on the date his employment started, vesting annually over four years. In addition, Dr. Weber is eligible for an annual bonus with a target pay-out of $100,000 under the offer letter. On May 14, 2013, Dr. Weber’s salary was increased to $343,511 and his target bonus was set at 70% of his base salary.

Each of our other named executive officers has entered into our standard employment agreements, which contain customary provisions relating to the handling of proprietary information and assignment of inventions, as well as restrictions on competition and solicitation during the period of employment and for two years after termination. In addition, the agreements provide that we may terminate the employee with or without cause, but in the case of a termination without cause more than six months after the date employment begins, we are required to provide 28-days’ prior notice.

Change of Control Agreements. We entered into a change of control agreement with Mr. Minogue when he began employment with us in April 2004. The agreement was entered into in order to provide Mr. Minogue with a sense of job security and the ability to focus on his work without needing to worry about losing his job upon a change of control. The agreement specifically provides that, following a change of control, we will continue to employ Mr. Minogue for twenty-four full months in the same or a similar position at a base annual salary equal to at least twelve times the highest monthly base salary received within the last twelve months prior to the change of control and an annual bonus equal to his average bonus over the last three years. In addition, Mr. Minogue agreed to remain our employee for six months following a change of control. Upon a change of control, if Mr. Minogue is still employed at the end of this six-month period, all unvested stock options and stock appreciation rights held by him will become vested. Mr. Minogue can terminate his employment for good reason, and we may terminate his employment for cause. The agreement provides for certain payments to be made to Mr. Minogue or his family upon certain circumstances following a change of control, including upon his death, disability, termination of employment by us without cause, and termination of employment by him for good reason. In the event that Mr. Minogue is obligated to pay any excise taxes, including interest and penalties, under Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Minogue will be entitled to receive a

“gross-up” payment such that he will receive an after-tax amount sufficient to enable him to pay all such excises taxes, interest and penalties. The agreement also provides for a continuation of certain benefits provided to Mr. Minogue before the change of control on terms at least as favorable to Mr. Minogue as in effect before the change of control. These payments and benefits are described in more detail below. In December 2008 we amended the change of control agreement to make certain changes related to compliance with Section 409A of the Internal Revenue Code.

On August 13, 2008, our Compensation Committee also authorized us to enter into change of control agreements with Messrs. Bolt and Weber. Under the change of control agreements, if we terminate an Executive’s employment for any reason other than for cause, death or disability during the two-year period following a change of control, as defined in the change of control agreements, or if an executive terminates his employment with us for good reason during the eighteen-month period beginning six months after a change of control, then we are required to make a lump sum payment to that executive equal to two times the sum of the executive’s then-effective annual salary plus their target bonus. For up to two years following any such termination, we are also required to provide medical and dental benefits to the executive and his family. Additionally upon such a termination, the vesting of all of the executive’s then-unvested and outstanding stock options and restricted stock will accelerate. On April 15, 2009, we entered into a similar change of control agreement with Michael G. Howley.

Additionally, at the time of his hiring, we entered into a similar change of control agreement with Robert L. Bowen, except that it provided for one and a half times his then-effective annual salary plus target bonus. On April 17, 2009, our Compensation Committee authorized an amendment to the change of control agreement with Mr. Bowen, to extend this benefit to a period from eighteen months to two years and to provide for two times his then-effective annual salary plus target bonus.

Estimated Potential Payments Following a Change of Control

The following table provides information regarding the estimated amounts payable to the individuals named below upon the occurrence of the triggering events described below, in each case assuming that a change of control had occurred on March 31, 2013, the last day of our last fiscal year. The amounts shown as payable upon the triggering events described below do not include amounts earned by the individual and accrued before the occurrence of the triggering event but payable after the triggering event, such as accrued and unpaid salary or the value of accrued but unused vacation days.

Estimated Potential Payments Following

an Assumed Change of Control on March 31, 2013

Name and Triggering Event	Severance ($)	Acceleration of Stock Options/SARs ($)(1)	Acceleration of Restricted Stock ($)(2)	Benefits Continuation ($)	Tax Reimbursement ($)(3)	Total ($)
Michael R. Minogue:
Automatic acceleration of restricted stock units upon change of control (4)	$—	$—	$4,729,746	$—	$—	$4,729,746
Continues employment for six months (5)	—	927,570	4,729,746	—	—	5,657,316
Termination by us other than for cause or by executive for good reason (6)	6,613,841	927,570	4,729,746	33,173	2,399,324	14,703,653

Robert L. Bowen:
Automatic acceleration of restricted stock units upon change of control (7)	—	—	846,386	—	—	846,386
Termination by us other than for cause or by executive for good reason (6)	932,301	—	846,386	48,394	—	1,827,081

David M. Weber:
Automatic acceleration of restricted stock units upon change of control (7)	—	—	1,120,219	—	—	1,120,219
Termination by us other than for cause or by executive for good reason (6)	1,100,570	216,000	1,120,219	42,764	—	2,479,552

William J. Bolt:
Automatic acceleration of restricted stock units upon change of control (7)	—	—	875,940	—	—	875,940
Termination by us other than for cause or by executive for good reason (6)	860,731	289,725	875,940	46,785	—	2,073,181

Michael G. Howley:
Automatic acceleration of restricted stock units upon change of control (7)	—	—	928,851	—	—	928,851
Termination by us other than for cause or by executive for good reason (6)	890,909	478,463	928,851	37,952	—	2,336,174

(1)	Represents only the estimated value of the acceleration of the vesting of stock options held by the executive, assuming a stock price of $18.67, which was the closing market price of our common stock on March 28, 2013, the last trading day prior to March 31, 2013. This value is based on the difference between such price and the exercise price of the accelerated options. All stock options and stock appreciation rights held by the named executive officers accelerate in full if the executive is terminated following a change of control other than for cause or good reason. In addition, in the case of Mr. Minogue, all stock options and stock appreciation rights accelerate in full if following a change of control his employment continues for at least six months.
(2)	Represents only the estimated value of the acceleration of awards of restricted stock and restricted stock units held by the executives, assuming a stock price of $18.67, which was the closing market price of our common stock on March 28, 2013.
(3)	Represents the estimated gross-up payment owed to the executives based on the assumptions in this table. Mr. Minogue is entitled to a full gross-up payment to the extent of any excise tax imposed pursuant to Section 4999 of the Internal Revenue Code. The other named executive officers are entitled to a gross-up payment to the extent that any excise tax is imposed by Section 4999 of the Internal Revenue Code, but subject to other limitations on the amount of gross-up for the excise tax.
(4)	Reflects the value of performance and time-based restricted stock unit awards granted to Mr. Minogue on May 26, 2011, June 27, 2011 and May 22, 2012 and time-based restricted stock unit awards granted to Mr. Minogue on May 26, 2011 and May 22, 2012, each of which vests in full upon a change of control of the Company.
(5)	This row does not reflect the value of continued compensation for services rendered during the course of employment or the effect of continued vesting of stock options following a change of control.
(6)	Assumes that termination occurs on March 31, 2013. Termination later in the year would also entitle the executive to a pro rata portion of his bonus, based on the number of days lapsed during the year prior to termination. Bonus amounts and severance payments are payable in a lump sum. Benefits continuation consists of the continuation of medical benefits for the executive and his family, which, as of March 31, 2013, are payable over a period of 18 months in the case of Mr. Minogue and over 24 months for the other named executive officers. Other perquisites and personal benefits are excluded because the estimated aggregate amount of such benefits is less than $10,000 for each executive officer.
(7)	Reflects the value of performance and time-based restricted stock unit awards and time-based restricted stock unit awards granted to the executive on May 26, 2011 and May 22, 2012, each of which that vests in full upon a change of control of the Company.

SECURITIES BENEFICIALLY OWNED BY CERTAIN PERSONS

At the close of business on June 28, 2013, there were issued and outstanding 39,012,118 shares of our common stock entitled to cast 39,012,118 votes. On June 28, 2013, the closing price of our common stock as reported on the Nasdaq Global Market was $21.56 per share. The following table provides information, as of June 28, 2013, with respect to the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of five percent or more of our common stock;

•	each of our directors and nominees for director;

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation” above; and

•	all of our current directors and executive officers as a group.

This information is based upon information received from or on behalf of the individuals named therein.

Name(1)	Outstanding	Right to Acquire(2)	Total	Percentage
PRIMECAP Management Company (3) 225 South Lake Ave., #400 Pasadena, CA 91101	5,297,690	—	5,297,690	13.58%
Delaware Management Business Trust (4) 2005 Market Street Philadelphia, PA 19103	4,823,265	—	4,823,265	12.36%
Martin P. Sutter (5)	3,232,216	59,555	3,291,771	8.42%
Essex Woodlands Health Ventures (6) 21 Waterway Avenue, Suite 225 The Woodlands, TX 77380	3,150,000	—	3,150,000	8.07%
Blackrock, Inc. (7) 40 East 52nd Street New York, NY 10022	2,842,635	—	2,842,635	7.29%
The Vanguard Group, Inc. (8) 100 Vanguard Blvd. Malvern, PA 19355	2,448,273	—	2,448,273	6.28%
William Blair & Company, LLC (9) 222 West Adams Street Chicago, IL 60606	2,202,009	—	2,202,009	5.64%
Michael R. Minogue (10)	39,387	725,516	764,903	1.92%
David M. Weber	47,403	285,250	332,653	*
William J. Bolt	30,145	163,166	193,311	*
Robert L. Bowen (10)	15,860	154,785	170,645	*
Henri A. Termeer	163,510	81,555	245,065	*
W. Gerald Austen	70,200	36,000	106,200	*
Dorothy E. Puhy	37,432	76,055	113,487	*
Michael Howley (10)	17,691	123,750	141,441	*
Louis E. Lataif	9,807	80,555	90,362	*
Paul Thomas	1,778	18,555	20,333	*
All executive officers and directors as a group (12 persons) (5)(10)(11)	3,676,226	1,992,492	5,668,718	13.82%

*	Less than one percent.

(1)	Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed.
(2)	Includes options that will become exercisable within 60 days of June 28, 2013.
(3)	Based on information provided in a Schedule 13G filed by PRIMECAP Management Company on February 14, 2013. PRIMECAP Management Company has sole voting power with respect to 4,135,573 shares and sole dispositive power with respect to 5,297,690 shares.
(4)	Based on information provided in a Schedule 13G filed jointly on February 14, 2013 by Macquarie Group Limited, Macquarie Bank Limited, Delaware Management Holdings Inc. and Delaware Management Business Trust. Delaware Management Business Trust has sole voting and dispositive power with respect to 4,823,265 shares. Delaware Management Holdings Inc. is the deemed beneficial owner of the shares due to its ownership of Delaware Management Business Trust. Macquarie Group Limited is the deemed beneficial owner of the shares due to its ownership of Macquarie Bank Limited, Delaware Management Holdings Inc. and Delaware Management Business Trust. Macquarie Bank Limited is the deemed beneficial owner of the shares due to its ownership of Delaware Management Holdings Inc. and Delaware Management Business Trust.
(5)	Includes 3,150,000 shares held by Essex Woodlands Health Ventures. Mr. Sutter is a managing director of Essex Woodlands Health Ventures. See footnote 7.
(6)	Based on information provided in a Schedule 13G on December 29, 2011, these securities are held by Essex Woodlands Health Ventures Fund VI, L.P. (“Essex VI”), Essex Woodlands Health Ventures Fund VII, L.P. (“Essex VII”), Essex Woodlands Health Ventures VI, L.P., the general partner of Essex VI (“Essex VI GP”), Essex Woodlands Health Ventures VII, L.P., the general partner of Essex VII (“Essex VII GP”), Essex Woodlands Health Ventures VI, L.L.C., the general partner of Essex VI GP (“Essex VI General Partner”), Essex Woodlands Health Ventures VII, L.L.C., the general partner of Essex VII GP (“Essex VII General Partner”), and James L. Currie, Ron Eastman, Jeff Himawan, Guido Neels, Martin P. Sutter, Immanuel Thangaraj and Petri Vainio (each, a “Manager” and collectively, the “Managers”). Each of Essex VI, Essex VI GP and Essex VI General Partner is deemed to have sole voting and investment power with respect to 946,818 shares. Each of Essex VII, Essex VII GP and Essex VII General Partner is deemed to have sole voting and investment power with respect to 2,203,182 shares. Each of the Managers except Ron Eastman and Guido Neels is deemed to have shared voting and investment power with respect to 3,150,000 shares. Ron Eastman and Guido Neels are each deemed to have shared voting and investment power with respect to 2,203,182 shares.
(7)	Based on information provided in a Schedule 13G filed by Blackrock, Inc. on January 30, 2013. Blackrock Inc. has sole voting and dispositive power with respect to 2,842,635 shares.
(8)	Based on information provided in a Schedule 13G filed by The Vanguard Group, Inc. on February 22, 2013, in its capacity as investment adviser. Includes 49,447 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts and 1,900 shares beneficially owned Vanguard Investments Australia, Ltd, a wholly owned subsidiary of The Vanguard Group, Inc., a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as an investment manager. The Vanguard Group, Inc. has sole voting power with respect to 51,347 shares, sole dispositive power with respect to 2,448,273 shares and shares dispositive power with respect to 49,447 shares.
(9)	Based on information provided in a Schedule 13G filed by William Blair & Company, LLC on February 4, 2013, in its capacity as investment adviser. William Blair & Company, LLC has sole voting and dispositive power with respect to 2,202,009 shares.
(10)	Includes shares beneficially owned in the Abiomed Retirement Savings Plan.
(11)	Includes 10,797 shares beneficially owned by Andrew Greenfield and 187,750 shares subject to currently exercisable options held by Andrew Greenfield (including options that will become exercisable within 60 days of June 28, 2013).

AUDIT COMMITTEE REPORT

The Board of Directors appointed an Audit Committee to review the Company’s consolidated financial statements and financial reporting procedures, the adequacy and effectiveness of its accounting and financial controls and the independence and performance of its independent registered public accounting firm. The Audit Committee also selects our independent registered public accounting firm. The Audit Committee is governed by a written charter adopted by the Board of Directors. A copy of our audit committee charter is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com.

The Audit Committee currently consists of three non-employee directors. Each member of the Audit Committee is “independent” within the meaning of the marketplace rules of the Nasdaq Stock Market.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We have relied, without independent verification, on the information provided to us and on the representations made by the Company’s management and independent auditors.

In fulfilling our responsibilities as the Audit Committee, we conferred with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended March 31, 2012, regarding the overall scope and plans for Deloitte & Touche LLP’s audit of the Company’s financial statements for the fiscal year ended March 31, 2013. We met with them, with and without the Company’s management present, to discuss the results of their audit and their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. We reviewed and discussed the audited consolidated financial statements for fiscal 2013 with management and the independent auditors.

In addition, during the course of fiscal 2013 and thereafter before filing the Company’s Annual Report on Form 10-K for fiscal 2013, the Company’s management completed the documentation, testing and evaluation of the Company’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. We were kept apprised of the progress of the evaluation and provided oversight to management during the process. In connection with this oversight, we received periodic updates provided by management and Deloitte & Touche LLP at each scheduled Audit Committee meeting to review our progress. At the conclusion of the process, management provided us with, and we reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. We also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for fiscal 2013 filed with the SEC, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements, and (ii) the effectiveness of internal control over financial reporting.

We reviewed the Company’s audited financial statements with management and Deloitte & Touche LLP. We discussed with Deloitte & Touche LLP the matters required to be discussed by Statement of Auditing Standards No. 61, including a discussion of its judgments as to the quality, not just the acceptability, of the Company’s reporting mechanisms and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States). In addition, we received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board and discussed these documents with Deloitte & Touche LLP, as well as other matters related to Deloitte & Touche LLP’s independence from management and the Company.

Based on the reviews and discussions referred to above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2013 for filing with the SEC.

Audit Committee

Dorothy E. Puhy, Chair

Louis E. Lataif

Henri A. Termeer

OTHER MATTERS

Audit and Other Fees

The following table shows fees for professional audit services, audit-related fees, tax fees and other services rendered by Deloitte & Touche LLP, including its affiliates, for the audit of our annual financial statements for the fiscal years ended March 31, 2013 and 2012:

Fee Category	Fiscal 2013	Fiscal 2012
Audit fees	$731,262	$711,445
Audit-related fees	2,000	27,000
Tax fees	170,005	84,600
All other fees	—	—

Total fees	$903,267	$823,045

Audit fees. Audit fees include fees paid by us to Deloitte & Touche LLP in connection with the annual audit of our financial statements and their review of our interim financial statements as reported in our quarterly filings with the SEC. Audit fees also include fees paid by us to Deloitte & Touche LLP in connection with their annual audit of our internal control over financial reporting.

Audit-related fees. Audit-related fees include fees paid by us to Deloitte & Touche LLP that principally cover assurance and related services that are traditionally performed by our independent registered public accounting firm, including special procedures required by regulatory requirements such as SEC registration statements.

Tax fees. Tax fees cover services performed by the tax personnel of Deloitte & Touche LLP except those services specifically related to the audit of our financial statements, and include fees for tax compliance, tax planning and advice.

All other fees. No fees were paid to Deloitte & Touche LLP that were not audit or tax-related.

Our Audit Committee has determined that the services Deloitte & Touche LLP performed for us during fiscal 2013 were at all times compatible with its independence.

Policy on Pre-Approval of Audit and Non-Audit Services

Our Audit Committee has the sole authority to approve the scope of the audit and any audit or permitted non-audit services as well as all audit fees and terms. Our Audit Committee must pre-approve any audit and permitted non-audit services by our independent registered public accounting firm. Our Audit Committee will not approve the engagement of our independent registered public accounting firm to perform any services that our independent registered public accounting firm would be prohibited from providing under applicable securities laws or the rules of the Nasdaq Stock Market. In assessing whether to approve the use of our independent registered public accounting firm for permitted non-audit services, our Audit Committee tries to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. Our Audit Committee has delegated pre-approval authority for non-audit services to the Chair of our Audit Committee within the guidelines discussed above. The Chair is required to inform our Audit Committee of each decision at the next regularly scheduled Audit Committee meeting following the decision to permit our independent registered public accounting firm to perform non-audit services.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and furnish us with copies of such filings.

Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during fiscal year 2013 our directors, officers and ten-percent stockholders complied with all applicable Section 16(a) filing requirements, with the exception of:

•	one late Form 4 filed by Mr. Martin P. Sutter regarding the grant of 949 shares of our common stock; and

•	one late Form 4 filed by Mr. Andrew J. Greenfield regarding the grant of an option to purchase 20,000 shares of our common stock.

Additionally, on June 21, 2013, Mr. Michael R. Minogue filed a late Form 4 regarding his acquisition on May 24, 2011 of 53,000 shares of our common stock upon the exercise of stock options and his subsequent sale on that date of those shares.

Other Proposed Action

Our Board of Directors knows of no other business to come before the Annual Meeting of Stockholders. However, if any other business should properly be presented at the meeting, the proxies will be voted in accordance with the judgment of the person or persons holding the proxies.

Stockholder Proposals

Proposals which stockholders intend to present at our 2014 Annual Meeting of Stockholders and wish to have included in our proxy materials must be received by us no later than March 5, 2014, or, if the date of that meeting is more than 30 calendar days before or after August 14, 2014, a reasonable time before we begin to print and mail our proxy materials with respect to that meeting.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report to Stockholders and Annual Report on Form 10-K

Additional copies of the Annual Report to Stockholders for the fiscal year ended March 31, 2013 and copies of our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 as filed with the Securities and Exchange Commission are available to stockholders without charge upon written request addressed to: Investor Relations, ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

ANNUAL MEETING OF STOCKHOLDERS OF

ABIOMED, Inc.

August 14, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at http://www.abiomed.com/proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢ 20333000000000000000 6	081413

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	Approval on an Advisory Basis, the Compensation of the Named Executive Officers	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¡ Michael R. Minogue	Class III
		¡ W. Gerald Austen	Class III		3.	Ratification of Appointment of Independent Registered Public Accounting Firm:	☐	☐	☐
☐	WITHHOLD AUTHORITY	¡ Martin P. Sutter	Class III
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3.

Please promptly date and sign this proxy and mail it in the enclosed envelope to ensure representation of your shares. No postage need be affixed if mailed in the United States.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
¢			¢

0	¢

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ABIOMED, Inc.

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH PROPOSAL

The undersigned, revoking all prior proxies, hereby appoints Michael R. Minogue, Robert L. Bowen and Stephen C. McEvoy, and each of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of ABIOMED, Inc. which the undersigned is entitled to vote at the 2013 Annual Meeting of Stockholders of ABIOMED, Inc., to be held on August 14, 2013, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournment or postponement thereof. Attendance of the undersigned at the Annual Meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE SIDE	(Please fill in the reverse side and mail in enclosed envelope)	SEE REVERSE SIDE

¢	14475	¢